                                                                      EXHIBIT 11

                      ABBOTT LABORATORIES AND SUBSIDIARIES

                 CALCULATION OF FULLY DILUTED EARNINGS PER SHARE

            (Dollars and Shares in Millions Except Per Share Amounts)


                                                 NINE MONTHS ENDED SEPTEMBER 30
                                                 ------------------------------
                                                       1995             1994
                                                 -----------        ----------
1.   Net earnings                                  $ 1,223.3         $ 1,094.1
                                                   ---------         ---------
2.   Average number of shares outstanding              797.3             814.5
                                                   ---------         ---------
3.   Earnings per share based upon average
     outstanding shares (1 divided by 2)           $    1.53         $    1.34
                                                   ---------         ---------
                                                   ---------         ---------

4.   Fully diluted earnings per share:

  a. Stock options granted and outstanding for
     which the market price at quarter-end
     exceeds the option price                           30.0              18.1
                                                   ---------         ---------
                                                   ---------         ---------
  b. Aggregate proceeds to the Company from
     the exercise of options in 4.a.               $   828.1         $   321.7
                                                   ---------         ---------
                                                   ---------         ---------
  c. Market price of the Company's common
     stock at quarter-end                          $  42.625         $  31.375
                                                   ---------         ---------
                                                   ---------         ---------
  d. Shares which could be repurchased
     under the treasury stock
     method (4.b. divided by 4.c.)                      19.4              10.3
                                                   ---------         ---------
                                                   ---------         ---------
  e. Addition to average outstanding shares
     (4.a. - 4.d.)                                      10.6               7.8
                                                   ---------         ---------
                                                   ---------         ---------
  f. Shares for fully diluted earnings per
     share calculation (2. + 4.e.)                     807.9             822.3
                                                   ---------         ---------
                                                   ---------         ---------
  g. Fully diluted earnings per share
     (1. divided by 4.f.)                          $    1.51         $    1.33
                                                   ---------         ---------
                                                   ---------         ---------